CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated November 29, 2012 on the financial statements of Iron Strategic Income Fund, a series of the Unified Series Trust, as of September 30, 2012, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Iron Strategic Income Fund’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

January 31, 2013

Registered with the Public Company Accounting Oversight Board